Exhibit 99.2

OraSure Technologies, Inc.

2018 Third Quarter

Analyst/Investor Conference Call

November 7, 2018

Prepared Remarks of Dr. Stephen S. Tang and Roberto Cuca

Please see “Important Information” at the conclusion of the following prepared remarks

Introduction – Steve Tang

Thank you Jeanne. Good afternoon everyone and welcome to our call.

I am pleased to report that our third quarter results were strong, driven by continued strength from our molecular collections and HIV Self-Test businesses.

Net revenues for the quarter increased 8% from the year-ago period and rose 14% during the first nine months of this year. And that was on top of a very strong 2017 performance.  Some specific highlights include the following:

•	Net molecular revenues increased 37% for the third quarter and 35% for the nine month period.

•	International HIV sales grew 41% and 125% for the quarter and nine months ended September 30, 2018, respectively. This growth was primarily the result of higher sales of our HIV Self-Test.

•	We reported quarterly net income of $8.1 million and we ended the third quarter with over $192 million in cash and cash equivalents on our balance sheet.

I would also point out that not only was Q3 a success from a financial performance standpoint, but we also advanced on the goals we adopted from our strategic review.  That type of important progress cannot always be detailed in real time due to competitive and other reasons, but I can say that we are actively working to implement our new strategy and expect that these efforts will further enhance our growth potential.

Starting with today’s call, we are taking a somewhat different approach to our prepared marks, in part based on your feedback.  Our prepared comments will focus more on the drivers of our current and future growth and we will spend more time discussing key factors that will impact the business going forward.  We have also received feedback concerning the length of our prepared remarks and believe that these changes will help streamline the process.  As always, we will gladly take your questions on any aspect of the business.  For more detailed information about our quarterly performance, I would refer you to our earnings release and the 10-Q when it is filed in the next day or so.

So with that, let me now turn the call over to Roberto for his financial review of the quarter.  After that, I will provide some business updates and then we will open the call for your questions.

Third Quarter 2018 Financial Results – Roberto Cuca

Thanks Steve, and good afternoon everyone.

As Steve mentioned, we are very pleased with our results for the third quarter of 2018 as OraSure continues progress towards a very successful year.

Our third quarter net revenues increased 8% to $45.9 million, compared to $42.3 million reported in the third quarter of 2017. Our net product revenues increased 6% to $43.5 million compared to the prior-year period.  Higher sales of our molecular collections products and OraQuick® HIV Self-Test more than offset declines in other product lines.

Our molecular revenues rose 37% to $25.5 million in the third quarter of 2018 compared to $18.6 million in the third quarter of 2017. Sales of our genomic products to commercial customers increased 48% to $21.5 million, largely due to higher customer demand, primarily from a large consumer genomics customer.  Microbiome sales also continued to expand, growing 118% to $1.7 million in the third quarter of 2018 from the same period last year.

International HIV sales increased 41% to $4.3 million from $3.1 million in the third quarter of 2017 due to higher sales of our OraQuick® HIV Self-Test into Africa. A majority of our volume this quarter came from countries outside of the UNITAID/Population Services International Self-Testing Africa (“STAR”) initiative, demonstrating continuing growth of country-wide pilots and initiatives. Tests shipped to African countries both in and outside the STAR initiative during the quarter were subject to support payments under our charitable support agreement with the Bill and Melinda Gates Foundation.

Domestic HIV sales decreased 13% to $4.5 million in the third quarter of 2018, compared to $5.1 million in the third quarter of 2017.

International HCV sales in the third quarter of 2018 decreased 81% to $1.2 million from $6.2 million in the same period of 2017, primarily due to the non-renewal of a foreign government supply contract for a country-wide HCV eradication program. Domestic HCV sales increased 9% in the third quarter of 2018 to $2.1 million from $1.9 million in the prior-year period.

Other revenues were $2.4 million in the current quarter, compared to $1.2 million in the prior year.  The increase is largely due to royalty income associated with a litigation settlement agreement.

Gross profit percentage for the third quarter of 2018 was 62% compared to 58% reported for the third quarter of 2017.  Gross profit percentage for the current quarter benefitted from lower manufacturing costs associated with our Oragene® product, lower royalty expense and the increase in Other Revenues.

Our operating expenses for the third quarter of 2018 were $17.7 million compared to $17.3 million in the comparable period of 2017.  This increase was largely due to higher spending on our research and development projects and increased commissions and consulting costs, partially offset by a decrease in staffing expenses.

Income tax expense was $3.3 million in the third quarter of 2018 compared to $1.7 million in the same period last year and consists entirely of Canadian taxes due and is reflective of the higher pre-tax earnings generated by our Canadian subsidiary.

We reported net income of $8.1 million, or $0.13 per share, for Q3 2018, compared to net income of $5.8 million, or $0.09 per share, for Q3 2017.

We continue to maintain a solid cash and liquidity position.  Our cash and investments balance at September 30, 2018 was $192.1 million compared to $176.6 million at December 31, 2017.  Cash generated by operating activities during the first nine months of 2018 was $24.8 million compared to $30.4 million in the same period of 2017 which included a $12.5 million litigation settlement.

Turning to guidance for the fourth quarter of 2018, we are projecting revenues of $46.5 to $48.0 million and net income of $0.09 to $0.11 per share. Our revenue expectation implies full year 2018 revenue growth from 2017 of 7% and sequential growth from the third quarter of 1% to 5%.  As we’ve described previously, last year some of our consumer genomics customers experienced unexpectedly positive responsiveness to their winter holiday promotional activities and discounting with the result that they purchased inventory for the holidays deeper into the fourth quarter than they otherwise might have.  Based on recent discussions, we understand that they are better prepared for this year’s holiday season and that their purchases will be more evenly distributed between the third and fourth quarters.  As a result, we do not anticipate experiencing as substantial a revenue progression from the third to fourth quarters of this year as we saw last year.

And with that, I will now turn the call back over to Steve.

Business Update – Steve Tang

Thanks Roberto.

Let me start with our molecular collections business.

Molecular Business Update – Steve Tang

Our Q3 molecular revenues grew 48% sequentially over the previous period and, as Roberto noted, 37% over the prior year quarter.  Continued strong sales in the consumer genomics market was the primary growth driver.  This reflects the seasonal variability of our molecular revenues that I mentioned in our last earnings call, as our customers purchase in preparation for annual retail promotional events and the holiday shopping season. As a reminder, this large component of our revenue tracks like a consumer product rather than a typical healthcare diagnostic test and this should be factored in when developing quarterly expectations.  It is best to view the growth of the consumer genomics business on an annual basis since the quarterly progressions may vary.

Our overall molecular performance reflects a consistent level of new business coming from first time purchasers.  Q3 was the second consecutive quarter with over 100 new customers for this segment.  There was also continued strength from our top 20 customers with 19 of 20 showing double or triple digit growth in the trailing 12-month period as compared to the previous 12-month period.  This strong performance from both new and existing molecular customers further supports our expectation that the full-year growth rate for 2018 will be solidly in the double digit range.

Several international markets have also shown growth in Q3 versus the prior year period.  Specific markets include the Asia Pacific region, with growth of 12% over Q3 2017, and the Middle East and North Africa, which collectively increased 219% over Q3 2017.  We believe that each of these regions could continue to show significant growth as our products achieve greater penetration and brand awareness.

Genomics

In the genomics part of our business, sales to commercial customers drove 75% sequential revenue growth over the previous quarter and 48% growth over Q3 of the prior year.  We won 29 new commercial accounts during Q3, and a total of 61 new accounts during the first 9 months of 2018 compared to 43 for the entire calendar year last year.  Many of these new accounts are pharmacogenetic testing providers or customers in the health and wellness space.  A positive sign for us is that several customers are standardizing their collections using our FDA Class II- cleared sponge based collector, ORAcollect®●Dx.  It is important to understand that these sales are not cannibalizing Oragene® sales as these customers require a sponge or swab collector like ORAcollect® for their analysis applications. We are seeing a trend of new commercial purchasers for this product coming primarily from the diagnostic, pharmacogenomics and nutrition fields.

Sales to the Asia Pacific market have also continued to grow with large accounts from the direct-to-consumer (“DTC”), pharmacogenomics and health and wellness testing markets.  The fact that we continue to secure large contracts in Asia indicates the preference of these customers for using our FDA-cleared, high-quality DNA sample collection kits with their tests.

On the academic front, we continued to see the impact of large epidemiological studies.  One important example is from a hospital network in France dedicated to fighting cancer, that will be conducting a large study with a cohort of 50,000 breast cancer survivors and women with a family history of breast cancer using our Oragene® kit.  We are also encouraged by the recent announcements concerning the NIH budget increases that should directly impact the number and size of research studies in genomics.

Microbiome

Turning to our microbiome business, our Q3 sales, which include both collection devices and services, were up 118% compared to Q3 2017.  In aggregate, approximately 80% of the revenue experienced in Q3 was a result of strengthening demand among existing customers, while 20% came from first time purchasers.  Our ability to continue attracting new customers is important because of the positive impact on future growth.  Our experience with new customers is that they typically start with small pilot projects before moving on to larger studies and larger purchases.  We expect continued new customer acquisition and increased sales to existing customers to be important growth drivers for this part of the business.

Microbiome sampling device revenues increased 83% in Q3 over the prior year period, the majority of which came from companies offering microbiome consumer testing services.  In fact, we have begun to see many new customers with unique types of DTC offerings.  One such customer recently signed a multi-year supply agreement to launch a new “multi-omic” DTC offering in Europe.  This customer analyzes both human DNA and gut microbiome data to provide personalized information on hereditary conditions as well as digestive health.  We expect this customer to contribute to microbiome revenues in future quarters.  Another new supply agreement was recently signed with a customer that will enable healthcare professionals to use the results of microbiome analysis to manage the nutritional health of patients.  These types of agreements further underscore the utility of microbiome information and its potential to impact healthcare.

Lastly, our microbiome services business continues to gain traction.  Q3 was the best quarter ever for this service offering with revenues growing 331% over the prior year quarter.  This growth is being driven mainly by pharmaceutical and small biotech companies using our GenoFINDTM laboratory and bioinformatics services to understand changes in the microbiome profile.  In this space, we see potential demand in many research fields, but we are focusing on customers that offer therapeutic, nutritional and cosmetic interventions.  As microbiome discovery programs grow in scale and complexity, so do our services contracts.  The average contract size in Q3 2018 was two times larger than in the prior year quarter.  Based on the first-hand knowledge we have gained about this market through our participation in microbiome standards working groups, we expect the microbiome field will evolve to larger study sizes, longitudinal patient monitoring and multi-omics solutions to enable meaningful discovery.  All of these factors are expected to play to our strengths and support long-term revenue growth.

Infectious Disease Testing – Steve Tang

HIV Business

Turning to infectious disease, our global HIV business grew 7% in the third quarter compared to the prior year period. A 41% increase in international sales more than offset a decline in the domestic HIV business.

Once again, the primary growth driver was our HIV Self-Test in the international marketplace.  Over the past several quarters, much of the demand for this product has come from the STAR program, and we continue to ship product under Phase II of that program.  However, I want to call your attention to an important aspect of our global HIV business.  The market is evolving and growing, and product sales supporting the STAR program are becoming a smaller percentage of our HIV Self-Test business.  We are now seeing a majority of the self-test demand coming from countries outside of the STAR program and we expect that to continue in Q4.  It is important to understand that trend when assessing the future potential of this business.

As the self-testing market continues to develop and countries that have participated in the STAR project start to scale up their programs, we are seeing some distinctive ordering patterns, driven largely by these country implementations.  When these countries start to scale their screening programs, they need to ensure that the programs can ramp without interruption.  As a result, they are ordering larger quantities of product up front in order to execute their programs and then do not order again until needed to continue their testing.  This ordering pattern is also present in new countries that have not participated in the STAR program.  This type of purchasing pattern inherently creates unevenness in the amount of product we supply on a quarter-to-quarter basis.  So, if we experience somewhat reduced purchases in a particular quarter, that does not necessarily indicate a negative trend for the market. Rather, it is likely part of the normal purchasing pattern for new customers.

As we’ve shared previously, our Charitable Support Agreement with the Gates Foundation has been a key factor for this business, allowing us to offer more favorable pricing in 50 countries in Sub-Saharan Africa, West Africa, Asia, Central Asia and Latin America.  We continue to make great progress under this agreement, with sales to new and existing customers in over 40 of the countries.  To date, we have completed registrations for our Self-Test in 10 countries, submissions are pending in an additional 10 countries, and new submissions are being prepared for 24 countries.  The vast majority of this regulatory activity is targeted at the countries covered by the Gates agreement.  The significant time we have spent educating customers and promoting the pricing we can offer under the Gates agreement has paid dividends and this should continue.  Additionally, it will be necessary for governments to develop and execute “in country” awareness campaigns to assist in motivating patients to self test for HIV.  We are currently working with countries who are piloting such initiatives.

We previously mentioned the report issued by the World Health Organization and UNITAID on the global market for rapid HIV self-testing.  That report recognized the importance of HIV self-testing to reach people at risk in developing countries and stated that the available procurement forecasts suggest that demand for self-tests is expected to increase from about 1 million tests in 2017 to an estimated 16.4 million tests by the end of 2020.  While this is not our projection, we think the strong growth projected by this report is consistent with what we are seeing in the market.

On prior calls, we had also mentioned that UNITAID would be funding a self-testing program in West Africa.  We are now seeing the impact of this additional funding and expect shipments supported by this program to begin as early as the fourth quarter of this year.  While this is certainly positive, it should be noted that the UNITAID program is quite a bit smaller than the STAR program.  Nevertheless, it is evidence of the continued support HIV self-testing is receiving in the international market.

HCV Business

With respect to our global HCV business, revenues declined in the third quarter, primarily as the result of funding challenges and the difficult comparison caused by the non-renewal of a large foreign government supply contract.

Nevertheless, we remain confident in our overall HCV business and believe it will continue to be a source of future growth, largely because interest in eradicating HCV and testing remains high both here in the U.S. and in international markets.

On the domestic front, our Q3 sales improved from the prior year period and we think funding conditions may improve next year.  As discussed on our last call, some legislative developments suggest that additional funding may become available.  Recently, a new piece of bipartisan legislation was signed into law which is designed to help states and community-based organizations mobilize resources in response to new HIV and Hepatitis infections resulting from the ongoing opioid crisis.  This new legislation authorizes annual funding of $40 million over a five-year period for the Centers for Disease Control and Prevention to support enhanced surveillance, increased HIV and HCV testing, and improved linkage to care.

On the international front, interest in HCV testing and treatment remains strong primarily as a result of the availability of low-cost HCV therapies.  We remain active in discussions with various countries as there are a number of attractive opportunities we hope to secure.  I would also point out that we do not include any contributions from international HCV in our guidance.  As governments allocate funding for HCV we would anticipate testing needs to increase.

Other Matters – Steve Tang

Lastly, as you will see in a few days, a new Chief Accounting Officer will be signing our 10-Q for the third quarter.   Michele Miller was recently promoted to Vice President, Finance and Controller and will be responsible for all accounting functions in both the U.S. and Canada.  Michele began her career at Ernst and Young and joined OraSure in 2007, starting as Manager, Financial Reporting, and serving as Director, Financial Reporting since December 2011.  Michele’s 11 years with OraSure and her strong professional background in accounting and finance position her well for this new role.

I would like to congratulate Michele on her promotion and I look forward to working with her in this new role.

Conclusion – Steve Tang

So, in conclusion, we have a great deal to offer current and potential investors.  We continue to post strong performance and make progress on our strategic initiatives.  Our molecular and HIV Self-Test businesses are well positioned to remain solid contributors.  We have a proven and experienced management team in place that is well suited to deliver on our objectives.  Our key markets are well defined with several still in their early stages, and we are consistently adding a steady stream of new customers each quarter.  There is no shortage of applications these days that require genetic testing and we continue to see microbiome research growing at a rapid rate.  Our high quality HIV and HCV tests have proven their utility around the globe.  We do think our HIV Self-Test will continue to flourish internationally and are hopeful that HCV will once again regain its momentum.  And lastly, we are actively exploring ways to leverage our very strong balance sheet to enhance our growth profile.  For those reasons, I believe the Company is well positioned for future success, and that is why we believe our best days remain ahead of us.

With that, we will now take your questions. Operator, please proceed.

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[Q&A session]

Final Conclusion – Steve Tang

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the U.S. Food and Drug Administration (“FDA”) or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; ability to meet increased demand for the Company’s products; impact of significant customer concentration in the genomics business; impact of increased reliance on U.S. government contracts; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability of the Company to achieve its financial and strategic objectives and continue to increase its revenues, including the ability to expand international sales; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions; reduction or deferral of public or other funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing, collection or other products; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention (“CDC”) or other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; ability to maintain sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in credit agreements; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors that could affect our results are discussed more fully in the Company’s Securities and Exchange Commission (“SEC” filings, including the Company’s registration statements, Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this call, and OraSure Technologies undertakes no duty to update these statements.